Filed pursuant to Rule 424(b)(3)
1933 Act File No. 333-262271

JANUARY 3, 2025

SUPPLEMENT TO STATEMENT OF ADDITIONAL INFORMATION
HARTFORD SCHRODERS PRIVATE OPPORTUNITIES FUND

DATED JULY 26, 2024

This Supplement contains new and additional information and should be read in connection with the Statement of Additional Information (“SAI”).

Effective January 1, 2025, Gregory A. Frost serves as Trustee, President and Chief Executive Officer of the Hartford Schroders Private Opportunities Fund (the “Fund”). Effective as of the same date, James E. Davey no longer serves as Trustee, President and Chief Executive Officer of the Fund.

Accordingly, under the heading “Fund Management – Officers and Interested Trustee,” the information for Mr. Davey is deleted and the following information is added for Mr. Frost:

NAME, YEAR OF BIRTH AND ADDRESS*	POSITION HELD WITH THE FUND	TERM OF OFFICE** AND LENGTH OF TIME SERVED	PRINCIPAL OCCUPATION(S) DURING PAST 5 YEARS	NUMBER OF PORTFOLIOS IN FUND COMPLEX*** OVERSEEN BY TRUSTEE	OTHER DIRECTORSHIPS HELD BY TRUSTEE
GREGORY A. FROST**** (1970)	Trustee, President and Chief Executive Officer	Trustee, President and Chief Executive Officer since January 1, 2025	Mr. Frost has served in various positions within The Hartford and its subsidiaries in connection with the operation of the Hartford Funds. Mr. Frost joined The Hartford in 2012. Mr. Frost serves as Chairman, Director, President, and Senior Managing Director for Hartford Funds Management Group, Inc. (“HFMG”). Mr. Frost also serves as Chairman of the Board, President, Manager, and Senior Managing Director for Hartford Funds Management Company, LLC (“HFMC”); Chairman of the Board, Manager, and President of Lattice Strategies LLC (“Lattice”); Chairman of the Board, Manager, and Senior Managing Director of Hartford Funds Distributors, LLC (“HFD”); and Chairman of the Board, President and Senior Managing Director of Hartford Administrative Services Company (“HASCO”), each of which is an affiliate of HFMG.	83	None

This Supplement should be retained with your SAI

for future reference.